FREMONT MUTUAL FUNDS, INC.

                               EXHIBIT INDEX




1.   Bylaws

2.   Distribution Agreement with Funds Distributor, Inc

3.   Custodian Agreement with The Northern Trust
     Company

4.   Consent of Independent Accountants

5.   Financial Data Schedule - Fremont Global Fund

6.   Financial Data Schedule - Fremont Money Market Fund

7.   Financial Data Schedule - Fremont California Intermediate
     Tax-Free Fund

8.   Financial Data Schedule - Fremont Growth Fund

9.   Financial Data Schedule - Fremont Bond Fund

10.  Financial Data Schedule - Fremont International Growth Fund

11.  Financial Data Schedule - Fremont U.S. Micro-Cap Fund

12.  Financial Data Schedule - Fremont International Small Cap
     Fund